Exhibit 99.1
Audit Committee Report

March 12, 2015

The Audit Committee has adopted and is governed by a written charter. The Audit Committee Charter is available on the governance section of the Bank’s website at http://www.fhlbatl.com.

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with its independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PwC its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the Bank’s audited financial statements be included in the Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

2015 AUDIT COMMITTEE MEMBERS
Jonathan Kislak, Chairman
Travis Cosby, III, Vice Chairman
Suzanne S. DeFerie
Michael Fitzgerald
F. Gary Garczynski
William C. Handorf
LaSalle D. Leffall, III
Richard A. Whaley